As filed with the United States Securities and Exchange Commission on November , 2006
Registration No. 333-114816

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO REGISTRATION STATEMENT ON FORM S-1 ON REGISTRATION STATEMENT ON FORM S-3 UNDER THE SECURITIES ACT OF 1933

HILL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0953973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Lippincott Centre Marlton, New Jersey 08053 (856) 810-6200
(Address, including zip code, and telephone number, including area code,of registrant's principal executive offices)
Irvin E. Richter Chairman and Chief Executive Officer Hill International, Inc. 303 Lippincott Centre Marlton, New Jersey 08053 (856) 810-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Jeffrey A. Baumel, Esq. Jeremy L. Hirsh, Esq. McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 (973) 622-4444

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This post-effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (Commission File No. 333-114816) into a Registration Statement on Form S-3, and relates solely to the 14,200,000 shares of common stock of the registrant issuable upon the exercise of its outstanding warrants.

The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 13, 2006
PRELIMINARY PROSPECTUS

HILL INTERNATIONAL, INC.

14,200,000 Shares
Common Stock

This prospectus relates to an aggregate of 14,200,000 shares of common stock, $0.0001 par value per share, that may be issued upon the exercise of outstanding warrants. 13,600,000 of those warrants, which we refer to as our public warrants, entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $5.00 per share. 600,000 of those warrants entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $6.25 per share.

Our common stock is listed for trading on the Nasdaq Global Market under the trading symbol "HINT." On November 9, 2006, the last reported sale price of our common stock on Nasdaq was $5.89.

Investing in our common stock involves certain risks. You should read this entire prospectus and the applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors" beginning on page 1 of this prospectus.

	Per Share		Total (1)
Public Offering Price	$5.00	(2)	$71,750,000	(2)
Underwriting Discounts and Commissions	$0.00	(3)	$0	(3)
Proceeds, Before Expenses, to Us.	$5.00	(2)	$71,750,000	(2)

(1)	These amounts assume that all of our outstanding warrants are exercised.

(2)	The public offering price and the proceeds to us for 13,600,000 of the share is $5.00, and for 600,000 of the shares is $6.25.

(3)
We have engaged EarlyBirdCapital, Inc., or EBC, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. Subject to certain conditions, we will pay EBC a commission of  five percent of the exercise price of the warrants, or $.25 per share, for each warrant exercised, payable on the date of such exercise. The amounts presented in the above table assume that EBC, or any other soliciting agent engaged by us, does not solicit any exercises of warrants. If EBC otherwise solicited fifty percent (50%) of the exercise of the public warrants, and assuming that all warrants were exercised, total commissions would be $1,700,000, and our proceeds, before expenses, would be $70,050,000 (or approximately $4.933 per share). If EBC otherwise solicited all of the exercises of the public warrants, and assuming that all warrants were exercised, total commissions would be $3,400,000, and our proceeds, before expenses, would be $68,350,000 (or approximately $4.813 per share). See "Use of Proceeds.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   , 2006

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION BY REFERENCE	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
ABOUT HILL INTERNATIONAL, INC.	1
RISK FACTORS	1
USE OF PROCEEDS	7
DETERMINATION OF OFFERING PRICE	8
DIVIDEND POLICY	8
DESCRIPTION OF SECURITIES	8
PLAN OF DISTRIBUTION	8
INDEMNIFICATION	9
LEGAL MATTERS	9
EXPERTS	9

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and in an applicable prospectus supplement, if any, or in any amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the SEC and incorporated herein by reference is accurate only as of the date of the document containing the information.

In this prospectus, references to “the Company,” “we,” “us,” “our,” “registrant” and “Hill” refer to Hill International, Inc. and its consolidated subsidiaries.

This prospectus relates to an aggregate of 14,200,000 shares of common stock, $0.0001 par value per share, of the Company that may be issued upon the exercise of the Company’s outstanding warrants. 13,600,000 of those warrants, which we refer to as our public warrants, entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $5.00 per share. 600,000 of those warrants entitle the holders thereof, upon exercise, to purchase one share of our common stock at a price of $6.25 per share. Following the effectiveness of the registration statement of which this prospectus is a part, holders of the warrants will be able to exercise their warrants by tendering the exercise price per share for each warrant so exercised.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and accordingly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database system. Copies of this registration statement and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings, may be examined without charge via the EDGAR database. The internet address of the EDGAR database is http://www.sec.gov.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

Requests for such documents should be addressed in writing or by telephone to:

William H. Dengler, Jr.
Vice President and General Counsel
Hill International, Inc.
303 Lippincott Centre
Marlton, NJ 08053
Telephone: (856) 810-6200

INCORPORATION BY REFERENCE

We have filed the following documents with the SEC (SEC File No. 000-50781), which are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	The Company’s Definitive Proxy Statement on Schedule 14A filed June 6, 2006;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and July 1, 2006;

(d)	The Company’s Current Reports on Form 8-K filed January 4, April 13, June 30, July 5, July 26, August 18, September 6 and September 12, 2006; and

(e)
The description of the Common Stock included in the section entitled “Description of Securities” in the registration statement on Form S-1 filed with the SEC on April 23, 2004, as amended by amendment no. 1 on Form S-1/A, filed with the SEC on May 28, 2004.

ii

All documents filed after the date hereof by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, excluding those filings made under items 2.02 or 7.01 of Form 8-K, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from their respective dates of filing until the information contained in such documents superseded or updated by any subsequently filed document which is incorporated by reference into this registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this prospectus. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information.

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Hill is engaged;

•	fluctuations in client demand;

•	management of rapid growth;

•	general economic conditions;

•	Hill's business strategy and plans; and

•	the results of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Hill undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

iii

ABOUT HILL INTERNATIONAL, INC.

We provide fee-based project management and construction claims services to clients worldwide, but primarily in the United States, Europe and the Middle East. Our clients include the United States and other national governments and their agencies, state and local governments and agencies and the private sector. Our company was incorporated in Delaware in 2004, under the name Arpeggio Acquisition Corporation, as a specified purpose acquisition corporation. On June 28, 2006, we merged with Hill International, Inc., a Delaware corporation, and our company was the surviving entity of the merger. Following the merger, we changed the name of our company to Hill International, Inc. We are organized into two key operating divisions: the Project Management Group and the Construction Claims Group.

In our Project Management Group, we provide construction management services which include program management, project management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreements and management consulting. In our Construction Claims Group, we advise clients in order to assist them in preventing or resolving claims and disputes based upon schedule delays, cost overruns and other problems on major construction projects.

Our executive and operating offices are located at 303 Lippincott Centre, Marlton, New Jersey 08053. The telephone number at our executive office is (856) 810-6200. We maintain a website at www.hillintl.com. The information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this report in evaluating your investment in Hill securities and any investment you decide to make in the common stock of Hill.

Risks Related to Our Business and Operations

The value of your investment in Hill is subject to the significant risks inherent in the construction management and claims consulting business. You should carefully consider the risks and uncertainties described below and other information included in this report. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our equity securities to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Hill has had operating losses in two of its past three fiscal years.

Hill has not had a consistent record of operating profits. During the fiscal years ended January 1, 2005 and December 27, 2003, Hill reported net losses of approximately $424,000, and approximately $529,000, respectively. Due to Hill's history of operating losses in the fiscal years ended January 1, 2005 and December 27, 2003, it is difficult for you to evaluate the Company's prospects for future earnings based on past performance. Hill can not provide any assurance that it will be profitable in its 2006 fiscal year or any fiscal year in the future. If Hill fails to achieve consistent profitability, the value of your investment would be negatively impacted.

Hill depends on long-term government contracts, many of which are funded on an annual basis. If appropriations are not made in subsequent years of a multiple-year contract, Hill will not realize all of its potential revenue and profit from that project.

A majority of Hill's revenues is derived from contracts with agencies and departments of national, state and local governments, as well as foreign governments. During the fiscal years ended December 27, 2003, January 1, 2005 and December 31, 2005, approximately 67.4%, 74.5% and 69.2%, respectively, of Hill's revenues were derived from contracts with government entities.

Most government contracts are subject to the continuing availability of legislative appropriation. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing priorities for appropriation, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on government contracts, then Hill will not realize all of its potential revenue and profit from that contract.

Because Hill depends on government contracts for a significant portion of its revenue, Hill's inability to win profitable government contracts could harm its operations and adversely affect its net income.

Revenues from federal government contracts and state and local government contracts represented approximately 15.8% and 39.4%, respectively, of Hill's revenues during fiscal year 2005 and revenues from foreign government contracts represented approximately 14.0% of such annual revenues. Hill's inability to win profitable government contracts could harm its operations and adversely affect its net income. Government contracts are typically awarded through a heavily regulated procurement process. Some government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn, may require Hill to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If Hill is not successful in reducing the amount of costs it anticipates, its profitability on these contracts may be negatively impacted. Also, some of Hill's federal government contracts require U.S. government security clearances. If Hill or certain of its personnel were to lose these security clearances, Hill's ability to continue performance of these contracts or to win new contracts requiring a clearance may be negatively impacted.

Hill depends on contracts that may be terminated by Hill's clients on short notice, which may affect its ability to recognize all of its potential revenue and profit from the project.

Substantially all of Hill's contracts are subject to termination by the client either at its convenience or upon the default of Hill. If one of Hill's clients terminates a contract at its convenience, then Hill typically is able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent Hill from recognizing all of its potential revenue and profit from that contract. For example, during the quarter ended July 1, 2006, terminations and modifications of some of our contracts resulted in a reduction of our previously reported backlog by approximately $16.0 million, or approximately 5.5% of our total backlog as of March 31, 2006. If one of Hill's clients terminates the contract due to Hill's default, Hill could be liable for excess costs incurred by the client in re-procuring services from another source, as well as other costs.

Hill's contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if Hill is charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

Hill's books and records are subject to audit by the various governmental agencies it serves and by their representatives. These audits can result in adjustments to reimbursable contract costs and allocated overhead. In addition, if as a result of an audit, Hill or one of its subsidiaries is charged with wrongdoing or the government agency determines that Hill or one of its subsidiaries is otherwise no longer eligible for federal contracts, then Hill or, as applicable, that subsidiary, could be temporarily suspended or, in the event of convictions or civil judgments, could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a U.S. government contractor, Hill is subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which non-government contractors are not, the results of which could have a material adverse effect on Hill's operations.

Hill submits change orders to its customers for work it performs beyond the scope of some of its contracts. If Hill's customers do not approve these change orders, its net income and results of operations could be adversely impacted.

Hill typically submits change orders under some of its contracts for payment of work performed beyond the initial contractual requirements. The applicable customers may not approve or may contest these change orders and Hill cannot assure you that these claims will be approved in whole, in part or at all. If these claims are not approved, Hill's net income and results of operations could be adversely impacted.

Hill's business and operating results could be adversely affected by losses under fixed-price contracts.

Hill sometimes enters into fixed-price contracts that require it to either perform all work under the contract for a specified lump-sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. In Hill's 2005 fiscal year, $10,874,475 of Hill's revenue, or approximately 9.7% of Hill's total revenue for fiscal 2005, was derived from fixed-price contracts. Fixed-price contracts expose Hill to a number of risks not inherent in cost-plus contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, delays beyond Hill's control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Losses under fixed-price contracts could have a material adverse effect on Hill's business.

Hill's backlog of uncompleted projects under contract or awarded is subject to unexpected adjustments and cancellations, including future appropriations by the applicable contracting government agency, and is, therefore, an uncertain indicator of its future revenues and profits.

At July 1, 2006, Hill's backlog of uncompleted projects under contract or awarded was approximately $266 million. We can not assure you that the revenues attributed to uncompleted projects under contract will be realized or, if realized, will result in profits. For example, during the quarter ended July 1, 2006, terminations and modifications of some of our contracts resulted in a reduction of our backlog by approximately $16.0 million, or approximately 5.5% of our total backlog as of March 31, 2006. In addition, in many periods the volume of new contracts that we enter into may be less than the amount of backlog contract work which we perform and complete during such period. For example, the excess of (A) back-log contract work performed in the three-month period ended July 1, 2006 over (B) the new contracts entered into during the same three-month period was approximately $9.0 million. Consequently, the combined impact of terminations, modifications and the excess of backlog work performed over new contracts awarded in the three-month period ended July 1, 2006 resulted in a reduction of our backlog by approximately $25.0 million during the three-month period ended July 1, 2006.

Many projects may remain in Hill's backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are scaled back or cancelled. These types of backlog reductions adversely affect the revenue and profit that Hill ultimately receives from contracts reflected in its backlog. Included in Hill's backlog is the maximum amount of all indefinite delivery/indefinite quantity ("ID/IQ"), or task order, contracts, or a lesser amount if Hill does not reasonably expect to be issued task orders for the maximum amount of such contracts. We can not provide any assurance that Hill will in fact be awarded the maximum amount of such contracts.

Hill is dependent upon its key personnel.

Hill is dependent upon the efforts of its executive officers, particularly Irvin Richter. Mr. Richter has served as Hill's only Chief Executive Officer since its founding in 1976, and the loss of Mr. Richter's services could have an adverse effect on Hill's operations. Hill and Mr. Richter are parties to an employment agreement for a term that commenced on June 28, 2006 and which extends until June 27, 2009. Hill maintains key-man life insurance coverage for Mr. Richter.

Hill's ability to grow and compete in its industry will be harmed if it does not retain the continued service of its key management, sales and technical personnel and identify, hire and retain additional qualified personnel.

There is intense competition for qualified management, sales and technical personnel in the industry sectors in which Hill competes. Hill may not be able to continue to attract and retain qualified personnel who are necessary for the development of its business or to replace qualified personnel. Any growth Hill experiences is expected to place increased demands on its resources and will likely require the addition of personnel and the development of additional expertise by existing personnel. Also, some of Hill's personnel hold security clearance levels required to obtain government projects and, if Hill were to lose some or all of these personnel, they may be difficult to replace. Loss of the services of, or failure to recruit, key personnel could limit Hill's ability to complete existing projects successfully and to compete for new projects.

Hill's dependence on subcontractors, partners and specialists could adversely affect its business.

Hill relies on third-party subcontractors as well as third-party strategic partners and specialists to complete its projects. To the extent that Hill cannot engage such subcontractors, partners or specialists or cannot engage them on a competitive basis, its ability to complete a project in a timely fashion or at a profit may be impaired. If Hill is unable to engage appropriate strategic partners or specialists in some instances, it could lose the ability to win some contracts. In addition, if a subcontractor or specialist is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, Hill may be required to purchase the services from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services were needed.

If Hill's partners fail to perform their contractual obligations on a project, Hill could be exposed to legal liability, loss of reputation or reduced profits.

Hill sometimes enters into subcontracts and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends on the satisfactory performance of the contractual obligations of Hill's partners. If any of its partners fails to satisfactorily perform its contractual obligations, Hill may be required to make additional investments and provide additional services to complete the project. If Hill is unable to adequately address its partner's performance issues, then its client could terminate the joint project, exposing Hill to legal liability, loss of reputation or reduced profits.

Hill's services expose it to significant risks of liability and its insurance policies may not provide adequate coverage.

Hill's services involve significant risks of professional and other liabilities that may substantially exceed the fees that it derives from its services. In addition, Hill sometimes contractually assumes liability under indemnification agreements. Hill cannot predict the magnitude of potential liabilities from the operation of its business.

Hill currently maintains comprehensive general liability, umbrella and professional liability insurance policies. Professional liability policies are "claims made" policies. Thus, only claims made during the term of the policy are covered. Additionally, Hill's insurance policies may not protect it against potential liability due to various exclusions and retentions. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on Hill's business.

Also, the terrorist attacks that occurred on September 11, 2001 have had a material adverse effect on the insurance industry as a whole. Consequently, along with its competition, Hill has experienced, and expects to continue to experience, a significant increase in its insurance premiums.

International operations expose Hill to legal, political and economic risks in different countries and currency exchange rate fluctuations could adversely affect its financial results.

During the fiscal years ending December 27, 2003, January 1, 2005 and December 31, 2005, revenues attributable to Hill's international operations were 21.9%, 28.1% and 34.6%, respectively. We expect the percentage of revenues attributable to its international operations to increase. There are risks inherent in doing business internationally, including:

•	lack of developed legal systems to enforce contractual rights;

•	greater risk of uncollectible accounts and longer collections cycles;

•	currency exchange rate fluctuations;

•	imposition of governmental controls;

•	political and economic instability;

•	changes in U.S. and other national government policies affecting the markets for Hill's services;

•	changes in regulatory practices, tariffs and taxes;

•	potential non-compliance with a wide variety of non-U.S. laws and regulations; and

•	general economic and political conditions in these foreign markets.

Any of these factors could have a material adverse effect on Hill's business, results of operations or financial condition.

Changes to the laws of the foreign countries in which Hill operates may adversely affect its international operations.

Hill has contracts to perform services for projects located in a number of foreign countries, including, among others, Canada, the United Kingdom, Germany, Romania, Macedonia, Serbia, Croatia, Latvia, Greece, Turkey, Iraq, Afghanistan, Kuwait, Bahrain, Qatar, Egypt, Saudi Arabia, the United Arab Emirates, China, Singapore, Malaysia, South Korea and Australia. Hill expects to have additional similar contracts in the future. In addition, Hill has offices in eleven foreign countries. The laws and regulations in the countries in which Hill is working on projects or in which it has offices might change in a manner that negatively impacts Hill's business. Such changes could have a material adverse effect on Hill's business.

Hill's business sometimes requires its employees to travel to and work in high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.

Many of Hill's employees often travel to and work in high security risk countries around the world that are undergoing or that may undergo political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, Hill has employees working in Iraq, a high security risk country with substantial civil unrest and acts of terrorism. As a result, Hill may be subject to costs related to employee injury, repatriation or other unforeseen circumstances.

Hill has acquired and may continue to acquire businesses as strategic opportunities arise and may be unable to realize the anticipated benefits of those acquisitions.

Since 1998, Hill has acquired eight companies and its strategy is to continue to expand and diversify its operations with additional acquisitions as strategic opportunities arise. Some of the risks that may affect Hill's ability to realize any anticipated benefits from companies that it acquires include:

•	unexpected losses of key personnel or clients of the acquired business;

•	difficulties arising from the increasing scope, geographic diversity and complexity of its operations;

•	diversion of management's attention from other business concerns; and

•	adverse effects on existing business relationships with clients.

In addition, managing the growth of Hill's operations will require Hill to continually improve its operational, financial and human resources management systems and other internal systems and controls. If Hill is unable to manage any growth effectively or to successfully integrate any acquisitions, that could have a material adverse effect on Hill's business.

Risks Related to Ownership of Our Common Stock

The market price for our common stock could be volatile and could decline, resulting in a substantial or complete loss of your investment.

The stock markets, including the Nasdaq Global Market, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

Future sales of our common stock may depress the price of our common stock.

As of October 26, 2006, there were 22,354,412 shares of our common stock outstanding. Following the effectiveness of the registration statement of which this prospectus is a part, an aggregate of 14,200,000 additional shares of our common stock may be issued. Sales of a substantial number of these shares in the public market could decrease the market price of our common stock. In addition, the perception that such sales might occur may cause the market price of our common stock to decline. Future issuances or sales of our common stock could have an adverse defect on the market price of our common stock.

Voting control by four of our directors and one stockholder may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Five persons who are parties to a voting agreement dated June 28, 2006 (Irvin Richter, David Richter, Brady Richter, Eric Rosenfeld and Arnaud Ajdler) own approximately 66.9% of our voting stock. These persons have agreed to vote for each other's designees to our board of directors through director elections in 2008. Accordingly, they will be able to control the election of directors and, therefore, our policies and direction during the term of the voting agreement. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

USE OF PROCEEDS

The amount of the proceeds we will receive from the shares covered by this prospectus depends on the number of warrants exercised. If all of the warrants are exercised, our gross proceeds from the sale of the shares of common stock pursuant to the exercise of the warrants will be $71,750,000. We expect net proceeds, which are what we will receive after paying the estimated expenses of this offering, to be approximately $71,705,000. For the purpose of estimating net proceeds, we estimate that our offering expenses in this offering will be approximately $45,000. In the event that some of the warrants are exercised as a result of the efforts of a solicitation effort, our net proceeds per share will be reduced by $0.25 per share for each warrant that is exercised as a result of any such solicitation. See “Plan of Distribution,” below.

We intend to use the net proceeds for working capital, or for other general corporate purposes. We may also use a portion of the net proceeds to fund acquisitions of claims consulting and/or construction management firms.

DETERMINATION OF OFFERING PRICE

The offering price for the shares covered by this prospectus is the exercise price of the warrants, which was determined at the time the warrants were issued. The exercise price of the warrants exercisable for 13,600,000 of the shares of common stock is $5.00 per share. We refer herein to those warrants as the public warrants. The exercise price of the warrants exercisable for 600,000 of the shares of commons stock is $6.25 per share.

DIVIDEND POLICY

We currently intend to retain all of our earnings to finance our operations, repay any outstanding indebtedness and fund our future growth. We do not expect to pay any dividends on our common stock for the foreseeable future.

DESCRIPTION OF SECURITIES

The description of the securities covered by this prospectus is contained in our proxy statement filed with the SEC on June 6, 2006, under the heading “Description of Arpeggio Common Stock and Other Securities -Common Stock,” and that description is incorporated herein by reference.

PLAN OF DISTRIBUTION

The securities covered by this prospectus will be distributed solely to existing warrantholders upon exercise of their warrants. The warrants are immediately exercisable as of the effective date of the registration statement. The shares of common stock issued upon exercise of the warrants will be freely tradable, except that sales by warrantholders who are our affiliates will be subject to Rule 144 as promulgated under the Securities Act.

We do not know if or when the warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.

We have engaged EarlyBirdCapital, Inc., which is referred to herein as EBC, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. With respect to such solicitation, we will (1) assist EBC with respect to such solicitation, if requested by EBC, and (2) at EBC's request, provide EBC, and direct our transfer and warrant agent to provide to EBC, at our cost, lists of the record and, to the extent known, beneficial owners of, the warrants. We will pay EBC a commission of five percent of the exercise price of the warrants, or $.25, for each warrant exercised, payable on the date of such exercise, on the terms provided for in the warrant agreement, but only if permitted under the rules and regulations of the NASD and only to the extent that a warrant holder who exercises a warrant specifically designates, in writing, that EBC solicited the exercise. EBC may engage sub-agents in its solicitation efforts.

If EBC otherwise solicited twenty-five percent (25%) of the exercises of the public warrants, and assuming that all warrants were exercised, total commissions would be $850,000, and net proceeds would be approximately $70,855,000. If EBC otherwise solicited fifty percent (50%) of the exercises of the public warrants, and assuming that all warrants were exercised, total commissions would be $1,700,000, and net proceeds would be approximately $70,005,000. If EBC otherwise solicited all of the exercises of the warrants, and assuming that all warrants were exercised, total commissions would be $3,400,000, and net proceeds would be $68,305,000.

INDEMNIFICATION

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by McCarter & English, LLP.

EXPERTS

The consolidated financial statements of Hill International, Inc. at December 31, 2005 and January 1, 2005 and for each of the three years in the period ended December 31, 2005 have been audited by Amper, Politziner & Mattia, P.C., independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Company at December 31, 2005 and 2004 and for the year ended December 31, 2005, the period from April 2, 2004 (inception) to December 31, 2004, and the period from April 2, 2004 (inception) to December 31, 2005, have been audited by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale and distribution of the securities registered hereby. All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$0
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$20,000
Printing Fees and Expenses	$5,000
Miscellaneous	$5,000

Total:	$45,000

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit No.	Description
4.1
Certificate of Incorporation of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.2
Bylaws of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.3
Common Stock Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.4
Warrant Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.3 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.5
Form of Warrant Agreement (previously filed with the Securities and Exchange Commission as Exhibit 4.5 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

23.1	Consent of Amper, Politziner & Mattia P.C. (filed herewith).

23.2	Consent of BDO Seidman, LLP (filed herewith).

24.1	Power of Attorney (included on signature page hereto).

Item 17. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Marlton, State of New Jersey, on November 10, 2006.

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Irvin E. Richter Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Irvin E. Richter and David L. Richter, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities.

Signature	Title	Date

/s/ Irvin E. Richter	Chairman of the Board and	November 10, 2006
Irvin E. Richter	Chief Executive Officer (principal executive officer)

/s/ David L. Richter	President and Chief Operating	November 10, 2006
David L. Richter	Officer and Director

/s/ John Fanelli III	Senior Vice President and Chief	November 10, 2006
John Fanelli III	Financial Officer (principal financial and accounting officer)

/s/ Eric S. Rosenfeld	Director	November 10, 2006
Eric S. Rosenfeld

/s/ Alan S. Fellheimer	Director	November 10, 2006
Alan S. Fellheimer

/s/ Brian W. Clymer	Director	November 10, 2006
Brian W. Clymer

/s/ William J. Doyle	Director	November 10, 2006
William J. Doyle

/s/ Arnaud Ajdler	Director	November 10, 2006
Arnaud Ajdler

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
Certificate of Incorporation of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.2
Bylaws of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.3
Common Stock Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.4
Warrant Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.3 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.5
Form of Warrant Agreement (previously filed with the Securities and Exchange Commission as Exhibit 4.5 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

23.1	Consent of Amper, Politziner & Mattia P.C. (filed herewith).

23.2	Consent of BDO Seidman, LLP (filed herewith).

24.1	Power of Attorney (included on signature page hereto).